The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Indices : S&P 500 ® Futures Excess Return Index, Nasdaq - 100 Futures Excess Return TM Index and Russell 2000 ® Futures Excess Return Index Upside Leverage Factor: At least 4.00* Barrier Amount: With respect to each Index, 65.00% of its Initial Value Pricing Date: October 6, 2026 Review Date: April 6, 2026 Observation Date: October 8, 2029 Maturity Date: October 11, 2029 CUSIP: 46661PGQ4 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/46661PGQ4/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Ch ase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Automatic Call If the closing level of each Index on the Review Date is greater than or equal to its Call Value, the notes will be automatic all y called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount, payable on the Call Settlement Date. No further payments will be made on the notes. If the notes are automatically called, you will not benefit from the Upside Leverage Factor that applies to the payment at ma tur ity if the Final Value of each Index is greater than its Initial Value. Because the Upside Leverage Factor does not apply to the paymen t u pon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Least Performing Index. Payment at Maturity If the notes have not been automatically called and the Final Value of each Index is greater than its Initial Value, your pay men t at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Least Performing Index Return î Upside Leverage Factor) If the notes have not been automatically called and the Final Value of any Index is equal to or less than its Initial Value b ut the Final Value of each Index is greater than or equal to its Barrier Amount, you will receive the principal amount of your notes at maturity . If the notes have not been automatically called and the Final Value of any Index is less than its Barrier Amount, your paymen t a t maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Least Performing Index Return) If the notes have not been automatically called and the Final Value of any Index is less than its Barrier Amount, you will lo se more than 35.00% of your principal amount at maturity and could lose all of your principal amount at maturity. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 3y SPXFP/NDXNQER/RTYFPE Auto Callable Accelerated Barrier Notes North America Structured Investments Hypothetical Examples of Amounts Payable upon Automatic Call or at Maturity** Total Return at Maturity if not Automatically Called Total Return at Review Date Least Performing Index Return at Review Date / Observation Date 260.00% 35.00% 65.00% 200.00% 35.00% 50.00% 160.00% 35.00% 40.00% 80.00% 35.00% 20.00% 40.00% 35.00% 10.00% 20.00% 35.00% 5.00% 0.00% 35.00% 0.00% 0.00% N/A - 5.00% 0.00% N/A - 10.00% 0.00% N/A - 20.00% 0.00% N/A - 30.00% 0.00% N/A - 35.00% - 35.01% N/A - 35.01% - 40.00% N/A - 40.00% - 50.00% N/A - 50.00% - 60.00% N/A - 60.00% - 80.00% N/A - 80.00% - 100.00% N/A - 100.00% N/A – indicates that the notes would not be called and no payment would be made. * The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 4.00. ** Reflects an Upside Leverage Factor equal to the minimum Upside Leverage Factor set forth herein for illustrative purposes. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns would likely be lower. Call Premium Call Value 35.00% 100.00% of the Initial Value

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • If the notes are automatically called, the appreciation potential of the notes is limited to the Call Premium Amount paid on the notes. • You are exposed to the risk of decline in the level of each Index. • Your payment at maturity will be determined by the Least Performing Index. • The benefit provided by the Barrier Amount may terminate on the Observation Date. • The automatic call feature may force a potential early exit. • No interest payments. • You will not have any rights with respect to the Underlying Futures Contracts or the securities included in the index underlying any Underlying Futures Contract. • JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ® Index, the index underlying the Underlying Futures Contracts of the S&P 500 ® Futures Excess Return Index . • An Investment in the notes will be subject to risks associated with non - U.S. securities with respect to the Nasdaq - 100 Futures Excess Return TM Index. • Each Index is subject to significant risks associated with the applicable Underlying Futures Contracts. • Suspension or disruptions of market trading in the Underlying Futures Contracts may adversely affect the value of your notes. • The performance of each Index will differ from the performance of the index underlying its Underlying Futures Contracts. • Negative roll returns associated with the applicable Underlying Futures Contracts may adversely affect the level of the Index and the value of the notes. • Each Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Selected Risks (continued) • The notes are subject to the risks associated with small capitalization stocks with respect to the Russell 2000 ® Futures Excess Return Index • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent activities and has limited assets. • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then - current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a pr osp ectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get the se documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement, as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by cal ling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 293684 and 333 - 293684 - 01 North America Structured Investments 3y SPXFP/NDXNQER/RTYFPE Auto Callable Accelerated Barrier Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.